Cambridge Display Technology Reports Verdict in Lease Dispute

--Company's Opsys Limited Subsidiary Found Liable for Damages of $4.9 Million; Company Does Not Intend to Provide Funding to Settle Award--

Cambridge, United Kingdom - March 12, 2007 - Cambridge Display Technology ("CDT") (NASDAQ:OLED), a pioneer in the development of polymer organic light emitting diode (P-OLED) technology today reported that a jury verdict has been rendered in favor of the plaintiff in the case of Sunnyside Development Company LLC v. Opsys Limited, which was being tried in the United States District Court for the Northern District of California. The jury held that Opsys Limited, a subsidiary of CDT, breached a lease concerning a property in Fremont, California and awarded the plaintiff damages in the amount of $4.9 million. Opsys Limited may also be liable for certain of the plaintiff's attorney's fees and costs.

Although CDT was never a party to the lease and has never assumed any obligations in connection with the lease, the plaintiff has, in the past, suggested that it might attempt to collect any judgment against Opsys Limited from CDT under a successor liability or other theory, a claim that CDT believes would be without merit and which it would defend vigorously. CDT does not intend to assist Opsys Limited with funding for settlement of the award of damages. Opsys Limited does not have any assets, nor does it have any intellectual property rights which are relevant to CDT's business.

The lease had been entered into by Opsys Limited in 2001, but CDT believed, based on representations made to it by the directors of Opsys Limited in 2002, that it was being validly assigned to a different company prior to CDT's first involvement with a UK subsidiary of Opsys Limited in 2002. These representations were repeated prior to CDT's acquisition of Opsys Limited in 2004. Despite the existence of a lease assignment agreement, the jury found that Opsys Limited was liable for damages, consisting primarily of unpaid rent.

Chairman and Chief Executive Officer Dr. David Fyfe said "We are obviously disappointed by this verdict. Prior to our acquisition of Opsys Limited in December 2004, we had made enquiries and sought representations in relation to the liabilities of Opsys Limited and were assured that it had no liability under this lease. Although the landlord repossessed the Fremont property in May 2003, it made no claim against Opsys Limited until it served its lawsuit shortly after CDT's IPO in December 2004. CDT does not believe that it is under any obligation, legal or moral, to provide Opsys Limited with funds to settle the damages award."

About CDT

Cambridge Display Technology is a pioneer in the development of polymer organic light emitting diodes (P-OLEDs) and their use in a wide range of electronic display products used for information management, communications and entertainment.

P-OLEDs are part of the family of OLEDs, which are thin, lightweight and power efficient devices that emit light when an electric current flows. P-OLEDs offer an enhanced visual experience and superior performance characteristics compared with other flat panel display technologies such as liquid crystal displays, and have the key advantage that they can be applied in solution using printing processes. Founded in 1992, the company is headquartered in Cambridge, UK and listed on the US NASDAQ Global Market under the symbol 'OLED'. In 2005, CDT and Sumitomo Chemical established a joint venture called Sumation® which develops, manufactures and sells P-OLED materials to the display industry.

More information on CDT can be found at: www.cdtltd.co.uk

Statements contained in this press release that are not historical facts are "forward-looking statements" and their presence may be indicated by words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "seek," "will" and "may," as well as the negative thereof and similar expressions. There can be no assurance that future developments affecting Cambridge Display Technology, Inc. and its subsidiaries will be those anticipated by management. Among the factors, risks and uncertainties that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements are the following: the outcomes of the Company's ongoing and future research and development activities, as well as those of its licensees; the Company's ability to form and continue strategic relationships with manufacturers of P-OLED materials and displays; the successful commercialization of products that include the Company's P-OLED technology by its licensees; the willingness of the Company's manufacturers and licensees to continue to develop, manufacture and sell commercial products integrating the Company's technology; the future demand for products using the Company's P-OLED technology; the comparative advantages and disadvantages of any competing technologies; the Company's ability to maintain and improve its competitive position following the expiration of its fundamental patents; the adequacy of protections afforded to the Company by the patents that it owns or licenses and the cost to the Company of enforcing these patents; the Company's ability to obtain, expand and maintain patent protection in the future and to protect its unpatentable intellectual property; developments in and expenses associated with resolving matters currently in litigation; and the Company's future capital requirements and its ability to obtain additional financing when needed. Readers should also consider the additional factors described under the captions "Cautionary Statement Concerning Forward-Looking Statements" and "Risk Factors" in the Company's 10-K and 10-Q reports filed with the SEC. Investors should not place undue reliance on such forward-looking statements and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact: Media Contact:

The Piacente Group Cambridge Display Technology

Brandi Piacente/E.E. Wang Michael Black

212-481-2050 +44 1954 713600

brandi@tpg-ir.com or ee@tpg-ir.com investors@cdtltd.co.uk